IMPERIAL CONSOLIDATED CAPITAL

(An Exploration Stage Company)

FINANCIAL STATEMENTS

JUNE 30, 2003

IMPERIAL CONSOLIDATED CAPITAL
(An Exploration Stage Company)
BALANCE SHEETS
JUNE 30

	2003	2002

ASSETS

Current
Cash	$ 9,407	$ 57
Deferred tax asset less valuation allowance of $5,633 and $3,585	-	-

Total assets	$ 9,407	$ 57

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY IN ASSETS)

Current
Accounts payable and accrued liabilities	$ 8,000	$ 5,000
Due to related party (Note 4)	500	300

Total current liabilities	8,500	5,300

Commitments (Note 7)

Stockholders’ equity (deficiency in assets)
Common stock (Note 5)
Authorized
100,000,000 shares, par value of $0.001
Issued
5,120,000 shares (2002 – 5,000,000)	5,120	5,000
Additional paid-in capital	11,880	-
Deficit accumulated during the exploration stage	(16,093)	(10,243)

Total stockholders’ equity (deficiency in assets)	907	(5,243)

Total liabilities and stockholders’ equity (deficiency in assets)	$ 9,407	$ 57

The accompanying notes are an integral part of these financial statements.

IMPERIAL CONSOLIDATED CAPITAL
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS

	Cumulative From Inception (February 14, 2000) to June 30, 2003	Year Ended June 30, 2003	Year Ended June 30, 2002

ADMINISTRATION EXPENSES
Bank charges and interest	$ 368	$ 97	$ 132
Management fees	5,000	-	-
Professional fees	10,863	5,863	3,000

Loss before other items and income taxes	(16,231)	(5,960)	(3,132)

OTHER ITEMS
Gain on foreign exchange	110	110	-
Interest and other income	28	-	2

	138	110	2

Loss before income taxes	(16,093)	(5,850)	(3,130)

Provision for income taxes	-	-	-

Net loss	$ (16,093)	$ (5,850)	$ (3,130)

Basic and diluted net loss per share		$ (0.01)	$ (0.01)

Weighted average number of shares outstanding		5,007,616	5,000,000

The accompanying notes are an integral part of these financial statements.

IMPERIAL CONSOLIDATED CAPITAL
(An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIENCY IN ASSETS)

	Common Shares		Additional Paid-in Capital	Deficit Accumulated During the Exploration Stage	Total
	Number	Amount

Balance, February 14, 2000 (date of inception) and June 30, 2000	-	$ -	$ -	$ -	$ -

Common stock issued for cash at $0.001 per share, January 2001	5,000,000	5,000	-	-	5,000
Net loss	-	-	-	(7,113)	(7,113)

Balance, June 30, 2001	5,000,000	5,000	-	(7,113)	(2,113)

Net loss	-	-	-	(3,130)	(3,130)

Balance, June 30, 2002	5,000,000	5,000	-	(10,243)	(5,243)

Common stock issued for cash at $0.10 per share, May 2003	25,000	25	2,475	-	2,500
Common stock issued for cash at $0.10 per share, June 2003	95,000	95	9,405	-	9,500
Net loss	-	-	-	(5,850)	(5,850)

Balance, June 30, 2003	5,120,000	$ 5,120	$ 11,880	$ (16,093)	$ 907

The accompanying notes are an integral part of these financial statements.

IMPERIAL CONSOLIDATED CAPITAL
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS

	Cumulative From Inception (February 14, 2000) to June 30, 2003	Year Ended June 30, 2003	Year Ended June 30, 2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (16,093)	$ (5,850)	$ (3,130)

Changes in non-cash working capital items:
Increase in accounts payable and accrued liabilities	8,000	3,000	3,000

Net cash used in operating activities	(8,093)	(2,850)	(130)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common shares	17,000	12,000	-
Increase in due to related party	500	200	-

Net cash provided by financing activities	17,500	12,200	-

Change in cash for the period	9,407	9,350	(130)

Cash, beginning of period	-	57	187

Cash, end of period	$ 9,407	$ 9,407	$ 57

Cash paid during period for:
Interest	$ -	$ -	$ -
Income taxes	$ -	$ -	$ -

The accompanying notes are an integral part of these financial statements.

IMPERIAL CONSOLIDATED CAPITAL
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2003

1.

HISTORY AND ORGANIZATION

The Company was incorporated in the State of Nevada on February 14, 2000.  The Company plans to engage in the mineral exploration business in North America.  The Company is considered to be an exploration stage company as it has not generated revenues from operations.

2.

GOING CONCERN

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.  However, certain conditions noted below currently exist which raise substantial doubt about the Company’s ability to continue as a going concern.  These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have primarily been funded by the issuance of capital stock.  Continued operations of the Company are dependent on the Company’s ability to complete equity financings or generate profitable operations in the future.  Management’s plan in this regard is to secure additional funds through future equity financings.  Such financings may not be available or may not be available on reasonable terms.

	2003	2002
Deficit accumulated during the exploration stage	$ (16,093)	$ (10,243)
Working capital (deficiency)	907	(5,243)

3.

SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America.  The significant accounting policies adopted by the Company are as follows:

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

IMPERIAL CONSOLIDATED CAPITAL
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2003

3.

SIGNIFICANT ACCOUNTING POLICIES (cont’d.)

Foreign currency translation

Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transaction dates.  Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date.  Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date.  Gains and losses from restatement of foreign currency monetary assets and liabilities are included in the statement of operations.  Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in the statement of operations.

Cash and cash equivalents

The Company considers cash held at banks and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Income taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards.  Deferred tax expenses (benefit) result from the net change during the period of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net loss per share

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period.  Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic loss per share) and potentially dilutive shares of common stock.

Recent accounting pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) approved the issuance of Statements of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”).  SFAS 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment.  The statement is effective for fiscal years beginning after December 15, 2001, and is required to be applied at the beginning of an entity’s fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date.  Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of this statement (resulting from a transitional impairment test) are to be reported as resulting from a change in accounting principle.  Under an exception to the date at which this statement becomes effective, goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the non-amortization and amortization provisions of this statement.

IMPERIAL CONSOLIDATED CAPITAL
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2003

3.

SIGNIFICANT ACCOUNTING POLICIES (cont’d.)

Recent accounting pronouncements (cont’d.)

In July 2001, FASB issued Statements of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) that records the fair value of the liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets.  The initial recognition of the liability will be capitalized as part of the asset cost and depreciated over its estimated useful life.  SFAS 143 is required to be adopted effective January 1, 2003.

In October 2001, FASB issued Statements of Financial Accounting Standards No. 144, “Accounting for the Impairment on Disposal of Long-lived Assets” (“SFAS 144”), which supersedes Statements of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of”.  SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell.  Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction.  SFAS 144 is effective for fiscal years beginning after December 15, 2001, and, generally, its provisions are to be applied prospectively.

In April 2002, FASB issued Statements of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”).  SFAS 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect and eliminates an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Generally, SFAS 145 is effective for transactions occurring after May 15, 2002.

In June 2002, FASB issued Statements of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”) that nullifies Emerging Issues Task Force No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”).  SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereby EITF 94-3 had recognized the liability at the commitment date to an exit plan.  The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002 with earlier application encouraged.

In October 2002, FASB issued Statements of Financial Accounting Standards No. 147, “Accounting of Certain Financial Institutions – an amendment of FASB Statements No. 72 and 44 and FASB Interpretation No. 9” (“SFAS 147”).  SFAS 147 requires the application of the purchase method of accounting to all acquisitions of financial institutions, except transactions between two or more mutual enterprises.  SFAS 147 is effective for acquisitions for which the date of acquisition is on or after October 1, 2002.

IMPERIAL CONSOLIDATED CAPITAL
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2003

3.

SIGNIFICANT ACCOUNTING POLICIES (cont’d.)

Recent accounting pronouncements (cont’d.)

In December 2002, FASB issued Statements of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123” (“SFAS 148”).  SFAS 148 amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, SFAS 148 amends the disclosure requirements of FASB Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.  SFAS 148 is effective for fiscal years ending after December 15, 2002.

In April 2003, FASB issued Statements of Financial Accounting Standards No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”).  SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities”.  SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003.

In May 2003, FASB issued Statements of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”).  SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.  SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

In November 2002, FASB issued Financial Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”), which requires elaborating on the disclosures that must be made by a guarantor in financial statements about its obligations under certain guarantees.  It also requires that a guarantor recognize, at the inception of certain types of guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee.  The disclosure requirements of FIN 45 are effective for financial statements issued after December 15, 2002 while the recognition requirements of FIN 45 are applicable for guarantees issued or modified after December 31, 2002.

In January 2003, FASB issued Financial Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”) (revised in December 17, 2003).  The objective of FIN 46 is to improve financial reporting by companies involved with variable interest entities.  A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities.  FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both.  FIN 46 also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest.  The consolidation requirements of FIN 46 apply immediately to variable interest entities created after December 15, 2003.  The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after March 15, 2004.

The adoption of these new pronouncements is not expected to have a material effect on the Company’s financial position or results of operations.

IMPERIAL CONSOLIDATED CAPITAL
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2003

4.

DUE TO RELATED PARTY

At June 30, 2003, due to related party consists of two promissory notes of $200 and $300 (2002 - $Nil and $300) to a former director of the Company that are unsecured, non-interest bearing and have no fixed terms of repayment.

5.

COMMON STOCK

On January 2, 2001, the Company issued 5,000,000 shares of common stock at a price of $0.001 per share for total proceeds of $5,000.

On May 13, 2003, the Company issued 15,000 shares of common stock at a price of $0.10 per share for total proceeds of $1,500.

On May 28, 2003, the Company issued 10,000 shares of common stock at a price of $0.10 per share for total proceeds of $1,000.

On June 2, 2003, the Company issued 30,000 shares of common stock at a price of $0.10 per share for total proceeds of $3,000.

On June 3, 2003, the Company issued 15,000 shares of common stock at a price of $0.10 per share for total proceeds of $1,500.

On June 4, 2003, the Company issued 5,000 shares of common stock at a price of $0.10 per share for total proceeds of $500.

On June 10, 2003, the Company issued 5,000 shares of common stock at a price of $0.10 per share for total proceeds of $500.

On June 16, 2003, the Company issued 10,000 shares of common stock at a price of $0.10 per share for total proceeds of $1,000.

On June 17, 2003, the Company issued 5,000 shares of common stock at a price of $0.10 per share for total proceeds of $500.

On June 20, 2003, the Company issued 5,000 shares of common stock at a price of $0.10 per share for total proceeds of $500.

On June 30, 2003, the Company issued 20,000 shares of common stock at a price of $0.10 per share for total proceeds of $2,000.

Common shares

The common shares of the Company are all of the same class, are voting and entitle stockholders to receive dividends. Upon liquidation or wind-up, stockholders are entitled to participate equally with respect to any distribution of net assets or any dividends which may be declared.

Additional paid-in capital

The excess of proceeds received for shares of common stock over their par value of $0.001, less share issue costs, is credited to additional paid-in capital.

IMPERIAL CONSOLIDATED CAPITAL
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2003

6.

INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2003	2002
Loss before income taxes	$ (5,850)	$ (3,130)

Expected income tax recovery	$ 2,048	$ 1,095
Unrecognized benefit of operating loss carryforwards	(2,048)	(1,095)

Income tax benefit	$ -	$ -

Significant components of the Company’s deferred tax assets based on statutory tax rates are as follows:

	2003	2002

Deferred tax assets:
Operating loss carryforwards	$ 5,633	$ 3,585
Valuation allowance	(5,633)	(3,585)

Net deferred tax assets	$ -	$ -

The Company has approximately $16,000 of operating loss carryforwards which expire beginning in 2020.

The Company has provided a valuation allowance against its deferred tax assets given that it is in the development stage and it is more likely than not that these benefits will not be realized.

7.

COMMITMENTS

On May 13, 2003, the Company entered into an agreement with a third party for services to be rendered in relation to the Company’s listing on a public market in the United States.  As consideration, the agreement requires the Company to pay $10,000 consisting of $2,500 upon execution of the agreement and an additional $2,500 every two months thereafter.  Subsequent to June 30, 2003, the third party agreed to extend the time of payment of the remaining $7,500 until further services have been provided.

8.

FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, accounts payable and accrued liabilities and due to related party.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

IMPERIAL CONSOLIDATED CAPITAL
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2003

9.

SEGMENT INFORMATION

The Company currently conducts all of its operations in Canada.

10.

SUBSEQUENT EVENTS

The Company entered into the following transactions subsequent to June 30, 2003:

a)

The Company issued 290,000 shares of common stock at a price of $0.10 per share for total proceeds of $29,000.

b)

Pursuant to a mineral property agreement dated August 15, 2003, the Company acquired a 100% interest in the Truine Mine located in British Columbia from a director of the Company.  As consideration, the Company agreed to:

i)

pay $25,000, of which $2,500 is payable within ninety days of execution of the agreement and $22,500 on or before August 15, 2004;

ii)

pay a 1% net smelter returns royalty to a maximum of $1,000,000; and

iii)

issue 5,000,000 shares of common stock of the Company at a price of $0.001 per share  upon execution of this agreement (issued).

c)

On August 28, 2003, the Company entered into a convertible debenture agreement with a director of the Company for $12,500.  The convertible debenture expires on August 28, 2004 and bears interest at 10% per annum, due on or before the end of the term.  The convertible debenture permits the holder to convert all or a portion of the convertible debenture plus accrued interest into shares of common stock of the Company at a price of $0.10 per share.

d)

On August 29, 2003, the Company entered into a convertible debenture agreement with a director of the Company for $12,500.  The convertible debenture expires on August 29, 2004 and bears interest at 10% per annum, due on or before the end of the term.  The convertible debenture permits the holder to convert all or a portion of the convertible debenture plus accrued interest into shares of common stock of the Company at a price of $0.10 per share.